SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   Form 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


                               November 3, 1995
                               (Date of Report)


                            Metro Capital Corporation
            (Exact name of Registrant as specified in its charter)



    Wyoming                      0-10006                 84-0839926
(State or other                (Commission           (I.R.S. Employer
 jurisdiction of               File Number)         Identification No.)
 incorporation)


  716 College View Dr., Riverton, WY                        82501
(Address of principal executive offices)                 (Zip Code)


                                 307-856-3800
                        (Registrant's telephone number,
                              including area code

Item 5.  Other Events

     Disclosure regarding an Asset Purchase Agreement entered into recently by the Registrant is incorporated by reference from the Press Release dated October 31, 1995, which is filed as Exhibit 99.1 to this Report.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

         99.1 Press Release dated October 31, 1995



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          METRO CAPITAL CORPORATION
                                          (Registrant)


Date: November 3, 1995                     /s/ John A. Alsko
                                          John A. Alsko
                                          Vice President-Finance

Exhibit 99.1


        Metro Capital Corporation Announces Asset Acquisition Agreement



Riverton, WY - October 31, 1995

Metro Capital Corporation (NASDAQ Symbol-METO) announced the execution of an agreement with Karlton Terry Oil Company and its principals to acquire oil and gas properties. Most of the properties underly large rivers through several oil fields located along the Ohio River in West Virginia, Kentucky and Indiana and are to be developed with horizontal and diagonal wells. Also included are interests in two fields in Louisiana. The properties consist of both developed and undeveloped acreage.

A report on the proved reserves and estimated future revenues of the properties prepared in accordance with SEC guidelines and based upon estimates as of January 1, 1995 indicates: Future Gross Revenues of $23.5 Million; Cost to Develop and Operate (deductions) of $7.8 Million; Future Net Income of $15.7 Million; and Discounted Future Net Income (at 10%) of $7.9 Million, before federal income tax expense. After federal income tax expense, Discounted Future Net Income (at 10%) is estimated to be $5.3 Million.

Under the terms of the agreement, which is subject to shareholder approval, Metro will issue 7.7 million shares of Class B Common Stock, representing 80% of its voting securities, in exchange for the properties. All assets of Metro will be transferred to a wholly-owned subsidiary, except for $700,000 cash and a minor oil property. The Class B Common Stock is restricted from participating in any distribution or other disposition of the subsidiary assets. 7.25 million shares of Class B Common Stock are convertible into Metro Common Stock after three years; and 450,000 shares of Class B Common Stock are immediately convertible. Upon completion of the transaction, the Company will be managed by the principals of Karlton Terry Oil Company and the subsidiary will be managed by the current management of the Company.